Exhibit 99.1

Lordstown Motors Announces Leadership Transition

Angela Strand, Lead Independent Director, appointed Executive Chairwoman

Becky Roof, appointed Interim CFO

CEO Steve Burns and CFO Julio Rodriguez resign from Company

LORDSTOWN, Ohio, June 14, 2021 – Lordstown Motors Corp. (Nasdaq: RIDE), (“Lordstown Motors” or the “Company”), a leader in electric light duty trucks focused on the commercial fleet market, today announced several changes to its executive management team as the Company begins to transition from the R&D and early production phase to the commercial production phase of its business.

To that end, Lordstown Motors Lead Independent Director Angela Strand has been appointed Executive Chairwoman of the Company, and will oversee the organization’s transition until a permanent CEO is identified, and Becky Roof, will serve as Interim Chief Financial Officer. Steve Burns has resigned as Chief Executive Officer and from the Company’s Board of Directors, and Chief Financial Officer Julio Rodriguez has also resigned. All changes are effective immediately and the Company has engaged an executive search firm to identify a permanent CEO and CFO.

On behalf of the Board of Directors, David Hamamoto stated, “Lordstown Motors has achieved significant milestones on the path to developing the first and best full-size all-electric pickup truck, the Lordstown Endurance. We thank Steve Burns for his passion and commitment to the company. As we transition to the commercial stage of our business – with planned commencement of limited production in late-September – we have to put in place a seasoned management team with deep experience leading and operating publicly-listed OEM companies. We have complete confidence in Angela and Becky, and our expanded leadership team, to effectively guide the company during this interim period.”

The Company has further augmented its executive team. Key individuals, along with their roles and responsibilities, include:

•	Rich Schmidt, President of Lordstown Motors, will continue to oversee all day-to-day operations, including manufacturing and engineering. Mr. Schmidt was promoted to President in November having previously served as Lordstown’s Chief Production Officer. He has over 30 years of automotive industry expertise, including experiences at Toyota and Nissan, Hyundai, Volkswagen, J.D. Power, and Tesla Motors.

•	Jane Ritson-Parsons, formerly Lordstown Motors Interim Chief Brand Officer, has been appointed Chief Operating Officer. Jane is a highly experienced senior global executive with demonstrated leadership and revenue building success with a successful track record most recently at Hasbro Inc as their Group Executive, Global Marketing.

•	Carter Driscoll, formerly Lordstown Motors Head of Investor Relations, has been promoted to Vice President, Corporate Development, Capital Markets and Investor Relations.

•	Tom Canepa, General Counsel, Shane Brown, Chief Production Officer, Darren Post, Vice President of Engineering, John Vo, Vice President of Propulsion, will all remain in their current roles to continue to guide the Company’s progress.

Ms. Strand stated, “We remain committed to delivering on our production and commercialization objectives, holding ourselves to the highest standards of operation and performance and creating value for shareholders. Along with the management team, I will continue to work closely with them and the Board to execute on Lordstown’s vision for the future of electrified transportation. I am excited to lead the passionate and dedicated team of Lordstown employees and to work with our valued customers, suppliers, investors and partners and to hosting Lordstown Week, which commences on June 21st.”

Ms. Strand, is presently the Managing Director of Strand Strategy, an advisory firm specializing in technology, business strategy and organization development across multiple sectors working with corporate board executives, investors, suppliers, and policy makers. She is considered a thought leader and expert in the commercial electric vehicle sector, with a decade of real-world executive and advisory experience working with fleets, fleet management companies, OEMs, utilities, financing and infrastructure solutions providers to successfully launch and deploy electric trucks and end-to-end infrastructure solutions. Ms. Strand also currently serves on the board of directors of Nuvve Corp (NASDAQ:NVVE).

Ms. Roof will serve as Interim CFO, effective immediately. She is a certified public accountant and seasoned financial executive who has served as a consultant to publicly traded companies and in an interim CFO capacity at numerous companies including Eastman Kodak, Hudson’s Bay Company, Saks Fifth Avenue and Aceto Corporation, a publicly traded generic pharma and specialty chemical company.

About Lordstown Motors Corp.

Lordstown Motors is an Ohio-based original equipment manufacturer of light duty fleet vehicles, with the purpose of transforming Ohio’s Mahoning Valley and Lordstown, Ohio, into the epicenter of electric-vehicle manufacturing. The company owns the 640 acre, 6.2 million square foot Lordstown Assembly Plant where it plans to build the Lordstown Endurance, believed to be the world’s first full-size, all-electric pickup truck designed to serve the commercial fleet market. For additional information visit www.lordstownmotors.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: our limited operating history and our significant projected funding needs; risks associated with the conversion and retooling of our facility and ramp up of production; our inability to obtain binding purchase orders from customers and potential customers’ inability to integrate our electric vehicles into their existing fleets; our inability to retain key personnel and to hire additional personnel; competition in the electric pickup truck market; our inability to develop a sales distribution network; and the ability to protect our intellectual property rights. Any forward-looking statements speak only as of the date on which they are made, and Lordstown Motors undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts:

Investors

Carter Driscoll

lordstownIR@icrinc.com

Media

Ryan Hallett

lordstownmotors@ottoandfriends.com